                                                                    Exhibit 4.13


                             ASSIGNMENT OF INSURANCE

THIS AGREEMENT is made on 12 March 1998

BETWEEN:

(1) NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED, a public limited company duly organized and validly existing under the laws of the Kingdom of Thailand having its registered office at No. 9, UM Tower, 16th Floor, Kwaeng Suanluang, Khet Suanluang, Bangkok, Thailand (the "Assignor");

(2) The financial institutions whose names are listed in Exhibit 1 (the "Thai Lenders") represented by THE INDUSTRIAL FINANCE CORPORATION OF THAILAND, a corporation duly organized and validly existing under the laws of the Kingdom of Thailand having its registered office at No. 1770 New Petchburi Road, Bangkok 10320, as Facility Agent for the Thai Lenders (the "Thai Facility Agent");

(3) THE CHASE MANHATTAN BANK, a company duly organized and validly existing under the laws of the State of New York, having its registered office at 450 West 33d Street, New York, New York, U.S.A., having its branch office in Bangkok, Thailand, located at 20 North Sathom Road, Silom, Bangrak, Bangkok 10500, acting as the Trustees and the Debenture Trustee (as defined below);

AND

(4) THE CHASE MANHATTAN BANK as collateral agent (the "Collateral Agent").

WHEREAS:

A. The Assignor and the Thai Lenders entered into a credit facility agreement dated 27 September 1995, (the "CFA") whereunder credit facilities of Baht 3,300,000,000 and US$308,000,000 have been granted;

B. The Assignor intends to procure financing from abroad by having NSM Steel Company, Ltd. ("NSM Cayman"), a company incorporated under the laws of the Cayman Islands and in which the Assignor holds 100 percent of its shares, and NSM Steel (Delaware) Inc., a company incorporated under the laws of the State of Delaware, the United States, a wholly owned subsidiary of NSM Cayman (hereinafter collectively referred to as the "Note Issuers"), acting as agent of NSM Cayman pursuant to an agency agreement, issue US$452,500,000 of indebtedness comprised of (a) US$249,000,000 (aggregate principal amount at maturity) of 12% Senior Mortgage Notes Due 2006 (the "Senior Notes") which will be issued pursuant to an indenture dated as of 1 March 1998 (the "Senior Note Indenture", among the Note Issuers, the Assignor and The Chase Manhattan Bank

      ("Chase"), as trustee (the "Senior Notes Trustee"), (b) the US$203,500,000 (aggregate principal amount at maturity) 12 1/4 Senior Subordinated Mortgage Notes Due 2008 (the "Senior Subordinated Notes" and together with the Senior Notes, the ("Notes"), which will be issued pursuant to an indenture dated as of 1 March 1998 (the "Senior Subordinated Note Indenture", and together with the Senior Note Indenture, the "Indentures") among the Note Issuers and Chase, -as trustee (the "Senior Subordinated Notes Trustee" and together with the Senior Notes Trustee, the "Trustee"), with warrants to purchase 74,476,809 (Seventy Four Million Four Hundred Seventy Six Thousand Eight Hundred and Nine) ordinary shares of the Assignor, and (c) a private placement consisting of US$53,133,016 (aggregate principal amount at maturity) of 12 3/4% Subordinated Second Mortgage Debentures Due 2009 (the "Debentures") which will be issued pursuant to an indenture dated as of 1 March 1998 (the "Debenture Indenture") among the Note Issuers, the Assignor and Chase, as trustee (the "Debenture Trustee") and 64,417,180 ordinary shares of the Assignor;

C. The Assignor has entered into an amendment to the CFA (the "CFA Amendment") with the Thai Lenders dated 12 March 1998 for the amendment of certain terms and provisions to facilitate the Assignor's additional financing (the CFA and the CFA Amendment, collectively, the "Bank Credit Facility"), including but not limited to, an agreement the Assignor entered into with the Thai Lenders, the Trustees and the Debenture Trustee dated 12 March 1998 to set forth arrangements for the Thai Lenders and holders of the Notes and the Debentures to share certain collateral (the "Security Sharing Agreement").

D. Pursuant to the terms of the Security Sharing Agreement, the Assignor, the Thai Facility Agent, the Trustees, the Debenture Trustee and the Collateral Agent agree to enter into this Agreement as security for the Obligations (as defined hereunder).

IT IS AGREED as follows:

1.   DEFINITIONS

1.1 Except as otherwise provided herein, words and expressions in this Agreement shall have the same respective meanings as described in the Bank Credit Facility, the Indentures, the Debenture Indenture and the Security Sharing Agreement:

"Additional Insurance" has the meaning ascribed to it in Clause 3.3;

"Assignment of Additional Insurance" means an assignment agreement substantially in the form of this Agreement in relation to any Additional Insurance;

"Insurance" means the insurance policies the details of which are set out in
Exhibit 2 and all Additional Insurance; and

"Obligations" means all present and future obligations and liabilities of the Assignor under the Bank Credit Facility, the Notes, the Indentures, the Debentures, the Debenture Indenture, and the Security Sharing Agreement.

1.2   Any reference in this Agreement to:

      (i) any agreement or document shall be read and construed as a reference to such agreement or document as the same may have been or may from time to time be, amended, varied. novated or supplemented; and

      (ii) any party shall be construed so as to include its respective successors, permitted assigns and transferees in accordance with its respective interests;

1.3   Words denominating the singular include the plural and vice versa.

1.4   Section headings are for reference only.

2.    ASSIGNMENT

2.1 To secure the due and punctual payment and performance by the Assignor of the Obligations, the Assignor hereby assigns to the Collateral Agent for the benefit of the Thai Lenders and the Trustees and the holders of the Notes and the Debenture Trustee and the Debenture holders (as a second priority lien):

      (a) all of its rights, title, interest, in all proceeds of the Insurance;

      (b)   all claims arising of any breach thereof; and

      (c)   all rights to terminate or suspend any Insurance.

2.2 Notwithstanding the assignment contained in Clause 2.1, the Assignor shall at all times:

      (a) remain liable to perform all of its obligations under the Bank Credit Facility and, the Indentures and the Debenture Indenture; and

      (b) remain liable to perform all of its obligations under and in relation to the Insurance,

      and nothing herein contained shall constitute or be deemed to constitute a novation or settlement of any obligations (including, without limitation, the Obligations) or indebtedness, nor shall it be construed as an assumption or acceptance by the Thai Lenders, the Trustees or, as the case may be, the Debenture Trustee (as a second priority lien) of any obligation of the Assignor under the Insurance.

3.    PERFECTION OF ASSIGNMENT

3.1 Immediately upon the execution of this Agreement, the Assignor shall give notice to the issuer of each Insurance substantially in the form set out in Part A of Exhibit 3 and shall use its reasonable efforts to procure that as soon as practicable each issuer of an Insurance consents to the assignment and acknowledges receipt of notice to the Collateral Agent in the form set out in Part B of Exhibit 3, or in such other form that may be reasonably acceptable to the Collateral Agent.

3.2 Within two weeks upon the execution of this Agreement, the Assignor shall submit to the Collateral Agent the original of each Insurance listed herein.

3.3 Immediately upon the issue in favor of the Assignor of any other policy replacing an insurance policy set out in Exhibit 2 following the date hereof (each, an "Additional Insurance"), the Assignor irrevocably undertakes to:

      (a) notify the Collateral Agent that the Additional Insurance has been issued and deliver to the Collateral Agent such number of certified copies of the Additional Insurance as the Collateral Agent may reasonably request;

      (b)   if requested by the Collateral Agent:

            (i) enter into with the Thai Lenders, the Trustees, the Debenture Trustees and the Collateral Agent an Assignment of Additional Insurance in respect of the Additional Insurance of the same and of the agreements contained in Clause 2.1 thereof, and use reasonable efforts to procure that as soon as practicable such Assignor acknowledges the same and consents to the assignment contained therein in the form referred to in Clause 2.1 or such other form as may be reasonably acceptable to the Collateral Agent; and

            (ii)  submit to the Collateral Agent the original Additional
                  Insurance.

3.4 The Assignor shall comply with the terms set out in each of the notices given pursuant to this Clause 3 and shall not take or omit to take any action the taking or omission of which might otherwise result in the material alteration or impairment of any of its obligations or the rights of the Thai Lenders or, as the case may be, the Trustees, the Debenture Trustee, the holders of the Debentures or the Collateral Agent, under or pursuant to this Agreement.

3.5 Upon the occurrence of any event or circumstance whereby (but for this Agreement) the Assignor would be entitled to make any claim under any Insurance in respect of the rights, title and interests assigned pursuant to this Agreement, the Assignor shall immediately notify the Collateral Agent in writing of the details thereof and comply with the instructions of the Collateral Agent with regard to such claim. The Collateral Agent shall, if notified by the Assignor at any time prior to the issue of a Notice of Actionable Default, cooperate with the Assignor to make such claim before the expiry date of such Insurance.

4.    ENFORCEMENT

In accordance with the Security Sharing Agreement, at any time following the receipt of a Notice of Actionable Default by the Collateral Agent and the compliance with the provisions of Section 4 of the Security Sharing Agreement (including, without limitation, Section 4.2(b) thereof), the Collateral Agent may to the extent permitted by the relevant Insurance;

(a) exercise fully any rights assigned to or acquired by each of them pursuant to this Agreement in all respects as though originally named as the Assignor in the relevant Insurance;

(b) otherwise put into force and effect all rights, powers and remedies available to it by law or otherwise as transferee of all or part of the Assignor's rights, title and interest in and obligations under each Insurance, which are transferred pursuant to this Agreement.

5.    CONTINUING SECURITY

5.1 This Agreement and the assignment created by or pursuant hereto shall be in addition to, independent of and without prejudice to, and shall not be in substitution for or merge with any other rights, security, guarantee, indemnity or suretyship now held or which may hereafter be held by the Thai Lenders, the Trustees, the Debenture Trustee or, as the case may be, the holders of the Notes or the Debentures, for the due payment and performance by the Assignor of the Obligations.

5.2 This Agreement and the assignment is a continuing security and shall remain in full force and effect notwithstanding the liquidation, bankruptcy or other incapacity of the Assignor or any amalgamation or reconstruction of the Assignor or any change in the constitution thereof or any settlement of account, intervening payment or the extinction of any or all indebtedness by whatever reason (other than by full performance and discharge of the Obligations) or other matter or thing whatever.

5.3   If after the date of this Agreement:

      (a) any settlement or discharge of any or all of the Obligations of the Assignor is nullified for any reason whatsoever; and/or

      (b) an order or judgment is made against the Thai Lenders, the Trustees, the holders of the Notes, or, as the case may be, the Debenture Trustee or the holders of the Debentures under Section 237 of the Civil and Commercial Code of Thailand (or any modification or re-enactment thereof) or under any of Sections 113, 114 and 115 of the Bankruptcy Act of Thailand (or any modification or re-enactment thereof) directing the Thai Lenders, the Trustees, the holders of the Notes, or, as the case may be, the Debenture Trustee or the holders of the Debentures, to pay any sum received or held by it from the Assignor or any other person to settle all or part of the debt of the Assignor to an official receiver, a liquidator or a creditor of the Assignor, then the returned monies, losses, damages, costs and expenses of the Thai Lenders, the Trustees, the holders of the Notes, or, as the case may be, the Debenture Trustee or the Debenture holders arising as a result of such nullified settlement or discharge, and/or (as the case may be) the sum paid by it pursuant to such order or judgment shall be recoverable from the Assignor on demand.

6.    FURTHER ASSURANCE

6.1 The Assignor shall, whenever reasonably requested by the Collateral Agent and at the cost and expense of the Assignor, promptly sign, seal, execute and deliver such deeds, instruments, notices and documents, (including, further legal or other transfers or assignments) and do such acts and things as may be reasonably required by the Collateral Agent for the purpose of maintaining, perfecting, protecting, defending, enforcing or securing the obligations of the Assignor under this Agreement and the encumbrances arising under or constituted by or pursuant to this Agreement (or purported to be created by or constituted by or pursuant to this Agreement) or for facilitating the exercise or, as the case may be, realization thereof and the exercise of all other powers, authorities and discretion vested in the Collateral Agent.

6.2 The Collateral Agent shall, without prejudice to other rights, powers and privileges under this Agreement, be entitled (but shall be under no obligation), at any time and as often as it may reasonably consider to be necessary, to take any such action and/or demand additional documents and instruments from the other party (in which case the Assignor undertakes to use its best endeavors to procure such documents or instruments from such person) for the purpose of protecting the rights constituted by this Agreement.

6.3 The Assignor hereby agrees to indemnify the Thai Lenders, the Thai Facility Agent, the Trustees, the Debenture Trustee and the Collateral Agent against any and all costs, losses, expenses or liabilities incurred by or imposed on Thai Lenders, the Trustees, the Debenture Trustee, the Thai Facility Agent, and the Collateral Agent in or about the perfection and/or protection of the rights and/or security interest referred to in this Clause 6.

7.    FILINGS, RECORDS, INSPECTION

      Except as otherwise permitted hereunder, the Assignor shall not file -or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any other encumbrance with respect to the Insurance in which the Collateral Agent is not named as the sole first secured party for the benefit of the Thai Lenders and the Trustees and the sole second secured party for the benefit of the Debenture holders. The Assignor shall permit representatives of the Collateral Agent upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Bonds.

8.    APPLICATION OF PROCEEDS

8.1 The proceeds derived from the enforcement of any Insurance constituted by or pursuant to this Agreement shall be applied towards settlement of the Obligations in accordance with the terms of the Security Sharing Agreement, the Bank Credit Facility and the Indentures. In the event that such proceeds are insufficient to pay or set off all amounts to which the Thai Lenders, the Trustees and the Debenture Trustee are entitled, the Assignor shall be liable for the deficiency.

8.2 The proceeds of any collection or other realization of all or any part of the Insurance pursuant hereto shall be applied by the Thai Lenders and/or the Trustees and the Debenture Trustee in accordance with the provisions of Section 6.3 of the Security Sharing Agreement.

9.    REMEDIES AND WAIVERS

9.1 Any receipt, release or discharge of the assignment provided by, or of any liability arising under, this Agreement may be given by the Collateral Agent alone and shall not release or discharge the Assignor from any liability for the same or any other moneys which may exist independently of this Agreement. Where such receipt, release or discharge relates only to part of the Insurance, such receipt, release or discharge shall not prejudice or affect the assignment hereby created in relation to the remainder of the Insurance.

9.2 The Collateral Agent may in its discretion grant time or other indulgence, or make any other arrangement variation or release, with the Assignor or any other person (whether or not party hereto and whether or not jointly liable with the Assignor) in respect of all the obligations or of any other security therefor or guarantee in respect thereof without prejudice either to the assignment constituted by or pursuant to this Agreement or to the liability of the Assignor for the Obligations.

9.3 The rights, powers and remedies provided in this Agreement are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers and remedies provided by law.

9.4 No failure on the part of the Collateral Agent to exercise, or delay on its or their part in exercising any of the rights, powers and remedies provided for by this Agreement or by law shall operate as a waiver thereof, nor shall. any single or partial waiver of any such rights, powers or remedies preclude any further or other exercise of such rights, power or remedies or the exercise of any other of such rights, powers or remedies.

10.   SUCCESSORS AND ASSIGNS

      This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors, assignees and transferees, provided that the Assignor may not assign or transfer all or any part of its rights or obligations under this Agreement.

11.   RELEASE AND REASSIGNMENT

      Immediately after the Assignor has finally paid and satisfied to the Thai Lenders and the Trustees and the Debenture Trustee in full the Obligations, the Collateral Agent shall, at the request and cost of the Assignor, promptly reassign, without warranty, to the Assignor the rights, title and interest assigned to it under this Agreement or such part of it as then remains assigned in favour of the Thai Lenders, the Trustees and the Debenture Trustee and/or release the encumbrances created pursuant hereto, provided that any release, settlement, discharge or termination of this Agreement and/or any such reassignment shall, unless otherwise agreed in writing by the Collateral Agent in accordance with Section 17 of the Security Sharing Agreement be upon the express condition that such release, settlement, discharge, termination and/or reassignment shall become void and of no effect and Clause 5.3 shall apply if any security or payment on the faith of which such release, settlement, discharge, termination and/or reassignment is given or made shall at any time thereafter be nullified or subject to an order or judgement described in Clause 5.3.

12.   SEVERABILITY

      If at any time any one or more of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

13.   NOTICES

      Any notice or communication under or in connection with this Agreement shall be given in accordance with Section 12 of the Security Sharing Agreement and the provisions of such agreement shall apply hereto mutatis mutandis.

14.   LAW

      This Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Thailand.

15.   AMENDMENTS

      The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Assignor and the Collateral Agent in accordance with Section 17 of the Security Sharing Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed.

NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED


By: /s/  Sawasdi Horrungruag              By: /s/  Chamni Janchai
    -------------------------------           ----------------------------
Title: Chairman                           Title:


THE INDUSTRIAL FINANCE CORPORATION OF HAILAND as Facility Agent for the Thai Lenders


By: /s/ [ILLEGIBLE]
    -------------------------------
Title:


THE CHASE MANHATTAN BANK
as Trustees


By: /s/ [ILLEGIBLE]
    -------------------------------
Title:


THE CHASE MANHATTAN BANK
as Collateral Agent


By: /s/ [ILLEGIBLE]
    -------------------------------
Title:

                                    EXHIBIT I

                                The Thai Lenders

1.    The Industrial Finance Corporation of Thailand

2.    Thai Farmers Bank Public Company Limited

3.    Siam City Bank Public Company Limited

4.    The Government Savings Bank

5.    First Bangkok City Bank Public Company Limited

6.    Nakornthon Bank Public Company Limited

7.    SCF Finance and Securities Public Company Limited

8.    Siam City Credit Finance and Securities Public Company Limited

                                    EXHIBIT 2

                              Details of Insurance

1. Construction All Risks Third Party Liability & Delay In Start-up (with Dhipaya Insurance PCL, Policy no. CWI. 0096/000032 and Nam Seng Insurance PCL, Policy no. 002/5CWOO2/961);

2. Marine Cargo & Marine Consequential Loss / Attachment to and Forming Part of Policy no. CWI. 0096/000032 [Endorsement no. CW. 0097/000150];

3. Attachment to and Forming Part of (the Marine Cargo) Open Cover no. 338/96 [Endorsement no. 004] (with Dhipaya Insurance PCL, End. No. 004 and Nam Seng Insurance PCL, End. No. AM. 22/96); and

4. Attachment to and Forming Part of Policy no. CWI. 0096/000032 [Endorsement no. CW. 0097/000128].

                                    EXHIBIT 3

                                     Part A

                              Notice of Assignment

Date:   12 March 1998

To:   Dhipaya Insurance Public Company Limited
      65/1 Rama 9 Road
      Huay Kwang, Bangkok 10320

      Nam Seng Insurance Public Company Limited
      [address]

Re:   1.    Construction All Risks Third Party Liability & Delay In Start-up
            (with Dhipaya Insurance PCL, Policy no. CWI. 0096/000032 and Nam
            Seng Insurance PCL, Policy no. 002/5CWOO2/961);

      2. Marine Cargo & Marine Consequential Loss / Attachment to and Forming Part of Policy no. CWI. 0096/000032 [Endorsement no. CW. 0097/000150];

      3. Attachment and Forming Part of (the Marine Cargo) Open Cover no. 338/96 [Endorsement no. 004] (with Dhipaya Insurance PCL, End. No. 004 and Nam Seng Insurance PCL, End. No. AM. 22/96); and

      4. Attachment to and Forming Part of Policy no. CWI. 0096/000032 [Endorsement no. CW. 0097/000128].

Dear Sirs:

We hereby give you notice that pursuant to the Assignment of Insurance made between Nakornthai Strip Mill Public Company (the "Assignor"), the Thai Lenders, the Trustees, the Debenture Trustee and the Collateral Agent (as defined therein) dated 12 March 1998 (the "Assignment"), a copy of which is attached, the Assignor assigned on the date of the Assignment to the Collateral Agent on behalf of the Thai Lenders, the holders of the Notes and the holders of the Debentures (i) all of its rights, title and interest in all proceeds of the Insurance; (ii) all claims arising of any breach thereof; and (iii) all rights to terminate or suspend any Insurance. Words and expressions defined or referred to in the Assignment shall have the same meanings when used herein, unless the context requires otherwise.

The assignment shall become effective and binding upon receipt of this Notice, whereupon, the Collateral Agent shall acquire all rights, title and interest in the Insurance identical to those of the Assignor.

This Notice shall not be revocable without the Collateral Agent's prior consent. This Notice is governed by and construed in accordance with the laws of Thailand.

Please acknowledge receipt of this Notice and confirm your agreement to the Assignment in the form of acknowledgement attached hereto (the
"Acknowledgement") by signing and returning one copy of the Acknowledgment to the Collateral Agent at The Chase Manhattan Bank, located at 20 North Sathorn Road, Bangkok 10500 and another copy to the Assignor.

Yours faithfully,

NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED as Assignor


By:
   ----------------------------------
Name:
Title:

We confirm our agreement with the foregoing.

THE CHASE MANHATTAN BANK
As Collateral Agent, for an on behalf of the Thai Lenders, the Trustees and the Debenture Trustees


By:
   ----------------------------------
Name:
Title:


Attachment: Acknowledgment of the Issuer of Insurance

                                     Part B

                                 Acknowledgment

To:   THE CHASE MANHATTAN BANK
      20 North Sathorn Road
      Bangkok 10500

      NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED
      No. 9, UM Tower, 16' Floor
      Kwaeng Suanluang, Khet Suanluang
      Bangkok,

We hereby acknowledge receipt of a notice of assignment of which this is a copy and consent and agree, for ourselves and our successors and assigns, to the terms thereof and of the Assignment. Words and expressions defined or referred to in the Assignment shall have the same meanings when used herein, unless the context requires otherwise. We now undertake and confirm to you that:

(i) we agree to the Assignment and will give to the Collateral Agent notice of any I breach of any agreement governing the Insurance by the Assignor as soon as we become aware of it;

(ii) we will, upon our receipt of the Enforcement Notice, pay all amounts payable by us in respect of the Insurance to such person or account as the Collateral Agent may nominate from time to time;

(iii) we have not received any other notice of assignment nor consented to any other assignment of rights to the Insurance;

(iv) we agree (in the event the assignment in Clause 2.1 of the Assignment becomes effective) to the assignment of all rights of the Assignor to the Collateral Agent pursuant to the Assignment and agree to sign such documents as may be reasonably requested to record the said assignment;

(v) the Thai Lenders, the Trustees, the Debenture Trustee and the Collateral Agent are not liable to perform any of the obligations assumed by the Assignor under such Insurance nor liable for the consequences of non-performance;

(vi) we agree to abide by all the terms and conditions of the Assignment and to act accordingly upon our receipt of a written notice and/or instruction from the Collateral Agent or any successor of the Collateral Agent;

(vii) we shall rely without enquiry on any notice given by the Collateral Agent that the security created by the Assignment has become enforceable; and

(ix) this Acknowledgement is governed by and construed in accordance with the laws of Thailand.


Yours faithfully,


--------------------------------
For and on behalf of
[o]
As Issuer of the Insurance

[Date]